Exhibit 10.1

SECOND AMENDMENT TO LEASE

(EXPANSION)

This Second Amendment to Lease (the “Agreement”) is entered into as of May 16, 2012, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and IMPERVA, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease Agreement dated February 12, 2008, as amended by a First Amendment to Lease dated February 12, 2010 (the “Original Lease”), of certain premises commonly known as Suite 200 (the “Existing Space”) in a commercial office building (the “Building”) located at 3400 Bridge Parkway, Redwood City, California, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. As used herein, the term “Lease” means the Original Lease as amended by this Agreement.

B. Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.

IT IS THEREFORE, agreed as follows:

1. As used in this Agreement and the Lease, the following terms have the following meanings:

“3200 Bridge Building” means the building commonly known as 3200 Bridge Parkway, Redwood City, California.

“3400 Bridge Building” means the building commonly known as 3400 Bridge Parkway, Redwood City, California.

“Expansion Space” means a portion of the 3200 Bridge Building, containing approximately 24,990 rentable square feet of area, and more particularly shown on Exhibit “B-2” attached hereto.

“Expansion Space Commencement Date” shall mean the later of (a) November 1, 2012, and (b) substantial completion of the Expansion Space Improvements occurs as provided in Section 4 below.

“Expansion Space Improvements” means the tenant improvements constructed in the Expansion Space as provided in Section 3, below.

2. Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space. Accordingly, effective on the Expansion Space Commencement Date, Landlord leases the Expansion Space to Tenant and Tenant leases the Expansion Space from Landlord, and the following terms of the Original Lease are amended as follows:

2.1 The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Space and the Expansion Space, and Exhibit “B-2” attached hereto is hereby added to Exhibit “B” to the Original Lease.

2.2 Tenant’s Building Percentage with respect to the 3200 Bridge Building shall be 50.17%.

2.3 Tenant agrees to pay Landlord a Base Rent for the Expansion Space in accordance with the following schedule:

Period*	Annual Base Rate	Monthly Base Rate
01 - 12	$749,700.00	$62,475.00
13 - 24	$773,690.40	$64,474.20
25 - 36	$797,680.80	$66,473.40
37 - 48	$821,671.20	$68,472.60
49 - New Expiration Date	$845,661.60	$70,471.80

*	In months measured from the first day of the calendar month in which the Expansion Space Commencement Date falls.

The Monthly Base Rent for the first month after the Expansion Space Commencement Date shall be payable upon the execution of this Agreement. The Monthly Base Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease.

2.4 The Term with respect to the Expansion Space shall be coterminous with the Existing Space, as extended by this Agreement. In the event that Tenant exercises its extension option under the Lease or the Lease is terminated in accordance with its terms, such extension or termination shall apply to the entire Premises then subject to the Lease (including the Expansion Space).

2.5 The Maximum Parking Allocation is increased to 167.

2.6 The provisions of Section 32.2 of the Original Lease shall apply independently to each of the 3200 Bridge Building and the 3400 Bridge Building such that Tenant shall have the right to a space on the monument signage for each of those buildings, subject to the terms and conditions of Section 32.2 of the Original Lease (as amended hereby). Accordingly, for purposes of interpreting that Section, each reference to “Building” shall be a reference to each of the 3200 Bridge Building and the 3400 Bridge Building. The square footage appearing in the last sentence of Section 32.2 of the Original Lease is changed to 24,500 square feet.

2.7 Tenant’s Share of Operating Expenses and of Taxes shall be determined separately for the Existing Space and the Expansion Space.

2.8 Tenant shall have the nonexclusive right to use the existing conduit between the 3200 Bridge Building and the 3400 Bridge Building for the purposes of connecting data, voice and security system infrastructure. Use of the conduit shall be subject to such reasonable rules and regulations as Landlord may establish from time to time. Landlord makes no representation or warranty as to the conduit, including without limitation any representation or warranty of fitness for a particular purpose and Tenant agrees to accept and use the conduit in its “as is” condition. Landlord shall have no obligation to maintain or repair that conduit.

3. The construction of the Expansion Space Improvements shall be governed by the terms of Exhibit C of the Original Lease (the “Work Letter”), with the following modifications:

3.1 The total Tenant Improvement Allowance with respect to the Expansion Space shall be $299,880.00 in lieu of the amount set forth in the Work Letter;

3.2 All references to the “Premises” in the Work Letter shall be references to the Expansion Space;

3.3 No portion of the Tenant Improvement Allowance may be expended for office or conference room furniture, lobby furniture, server equipment or other equipment or cabling;

3.4 Each reference in the Tenant Work Letter to the “Commencement Date” shall be a reference to the Expansion Space Commencement Date;

3.5 The first sentence of Section 5.1 of the Tenant Improvement Work Letter is revised to read as follows: “Except as provided in this Section 5.1, the Expansion Space Commencement Date shall occur as set forth in Section 1 of the Second Amendment to this Lease;”

3.6 Section 6.1 of the Tenant Work Letter shall not apply and the provisions of Section 4 of this Agreement shall instead govern Tenant’s early access into the Expansion Space;

3.7 Landlord, at Landlord’s cost, prior to the Expansion Space Commencement Date, shall remove all existing cubicles, furniture, existing voice/data cabling and personal property (other than the existing server racks in the existing server rooms for Suite 101 and Suite 103 and the existing raised floor data room in Suite 103) from the Expansion Space;

3.8 The cost incurred by Landlord to provide a preliminary “test fit” for the Expansion Space shall be deducted from the Tenant Improvement Allowance; and

3.9 Any delay by Tenant in responding to Landlord’s request for information beyond the express time periods in Section 3 of the Work Letter shall constitute a Tenant Delay.

3.10 At any time prior to the Cost Proposal Delivery Date, Tenant may elect to increase the amount of the Tenant Improvement Allowance with respect to the Expansion Space in the amount of up to $3.00 for each of the rentable square feet of the Expansion Space

(the “Additional Expansion Space Allowance Amount”) by written notice to Landlord. In such event, commencing as of the Expansion Space Commencement Date, the Base Rent throughout the balance of the Extension Term shall be increased by a monthly amount equal to the Monthly Amortization Amount (as defined below). The “Monthly Amortization Amount” shall be determined as if it were a component of a hypothetical loan, using:

(a) The amount of the Additional Expansion Space Allowance Amount as the present value of the hypothetical loan;

(b) Eight percent (8.0%) per annum as the interest rate;

(c) Sixty (60) as the number of monthly payments of the hypothetical loan, commencing on the Expansion Space Commencement Date and ending on the New Expiration Date (as defined below); and

(d) The Monthly Amortization Amount (the missing component) as the monthly payment amount under the hypothetical loan.

4. Commencing on the date that is twenty-one (21) days prior to the projected Expansion Space Commencement Date estimated, in good faith, by Landlord, Tenant shall be entitled to have early access to the Expansion Space without the obligation for payment of rent for the purposes of installing its furniture, fixtures, cabling, files and equipment; and provided that (a) Tenant shall not interfere with Landlord’s construction of the Expansion Space Improvements, (b) Tenant first provides Landlord with all insurance required by the terms of the Lease, modified to apply to the Expansion Space, (c) all construction by Tenant shall be performed in accordance with the terms of the Lease, including without limitation Article 15, and (d) Tenant has coordinated its schedule of early entry with Landlord to Landlord’s reasonable satisfaction. The Expansion Space Improvements shall be deemed substantially completed upon the later of the (a) issuance of a certificate of substantial completion by Landlord’s architect as to construction of the Expansion Space Improvements, or (b) issuance of a temporary or permanent certificate of occupancy by the local building authority (or a reasonably substantial equivalent such as a sign-off from a building inspector), if such is required, notwithstanding that minor or unsubstantial details or construction, mechanical adjustment or decoration remains to be performed which will not, individually or in the aggregate, materially interfere with Tenant’s conduct of its normal business. The Expansion Space Commencement Date and the obligation of Tenant to pay Base Rent, Additional Rent and all other charges under the Lease shall not be delayed or postponed by reason of any delay by Tenant in performing changes or alterations in the Expansion Space not required to be performed by Landlord. In the event the Expansion Space Commencement Date shall occur on a day other than the first day of a month, then the Base Rent shall be immediately paid for such partial month prorated on the basis of a thirty (30) day month. As soon as the Expansion Space Commencement Date is determined, Tenant shall execute a Expansion Space Commencement Date memorandum in the form attached to the Lease as Exhibit F (which shall be subject to Section 5 of this Agreement) acknowledging, among other things, the (a) Expansion Space Commencement Date, (b) scheduled New Expiration Date of this Lease, and (c) Tenant’s acceptance of the Expansion Space. The Tenant’s failure to execute the Expansion Space Commencement Date Memorandum shall not affect Tenant’s liability hereunder.

5. Tenant shall give Landlord written notice of any incomplete work, unsatisfactory conditions or defects which will not, individually or in the aggregate, materially interfere with Tenant’s conduct of its normal business (the “Expansion Space Punch List Items”) which were part of the Expansion Space Improvements in the Expansion Space within thirty (30) days after the Expansion Space Commencement Date and Landlord shall, at its sole expense, complete said work and/or remedy such unsatisfactory conditions or defects as soon as possible. The existence of any Expansion Space Punch List Items shall not affect the occurrence of substantial completion of the Expansion Space Improvements, the Expansion Space Commencement Date or the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder.

6. Subject to completion of the Expansion Space Punch List Items, the taking of possession of the Expansion Space by Tenant shall be conclusive evidence that the Expansion Space and the 3200 Bridge Building were in good and satisfactory condition at the time possession was taken by Tenant. Except as otherwise expressly stated above, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the 3200 Bridge Building, the Expansion Space, the land upon which the 3200 Bridge Building is constructed, or any other matter or thing affecting or related to the 3200 Bridge Building or the Expansion Space, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

7. Notwithstanding Section 6 above, Landlord warrants that the roof, structural components of the 3200 Bridge Building, the HVAC system, dedicated HVAC units, electrical and plumbing systems, elevator, doors, parking lot and site lighting (the “Expansion Space Covered Items”), other than those constructed by Tenant, shall be in good operating condition on the date possession of the Expansion Space is delivered to Tenant. If a non-compliance with such warranty exists as of the delivery of possession, or if one of such Expansion Space Covered Items should malfunction or fail within sixty (60) days after the delivery of possession to Tenant, Landlord shall, as Landlord’s sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord’s expense. Landlord shall provide Tenant with the most recent HVAC report for the HVAC units that service the Expansion Space.

8. The Term of the Lease is hereby extended such that it shall expire on the date (the “New Expiration Date”) that is the day prior to the date that is sixty (60) months after the Expansion Space Commencement Date; provided that if the Expansion Space Commencement Date does not occur on the first day of a calendar month, the New Expiration Date shall be the last day of the calendar month in which the date that is sixty (60) months after the Expansion Space Commencement Date falls. The period from the Expansion Space Commencement Date to the New Expiration Date is referred to herein as the “Extension Term.”

9. Prior to April 1, 2014, Base Rent with respect to the Existing Space shall be payable in the amounts provided in the Original Lease. Commencing on April 1, 2014, Tenant shall pay to Landlord monthly Base Rent with respect to the Existing Space in accordance with the following schedule on the first day of each month of the applicable period:

Period**	Annual Base Rent	Monthly Base Rent
04/01/2014 - Month 24	$791,337.60	$65,944.80
Month 25 - Month 36	$815,875.20	$67,989.60
Month 37 - Month 48	$840,412.80	$70,034.40
Month 49 - New Expiration Date	$864,950.40	$72,079.20

**	The reference to months in the foregoing table is a reference to the number of months after the first day of the calendar month in which the Expansion Space Commencement Date falls.

10. Tenant is in occupancy of the Existing Space and hereby accepts the Premises “AS IS”, without any obligation on Landlord’s part to alter or improve such space or provide Tenant with any improvement allowance.

11. Sections 51.1(a) and 51.1(b) of the Original Lease are hereby amended in their entirety to read as follows:

“51.1 Extension Option. Tenant shall have the option to extend this Lease as to the entire premises (the “Extension Option”) for one additional term of five (5) years (the “Extension Period”) after the New Expiration Date (as defined in the Second Amendment to this Lease), upon the terms and conditions hereinafter set forth:

(a) If the Extension Option is exercised, then the Base Rent per annum for such Extension Period (the “Option Rent”) shall be an amount equal to the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the Extension Option for such Extension Period; provided, however, that the Option Rent shall in no event be less than the Base Rent scheduled to be paid during the year immediately prior to the commencement of the Extension Period.

(b) The Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this subsection 51.1(b).

(i) If Tenant wishes to exercise the Extension Option, Tenant must, on or before the date occurring nine (9) months before the New Expiration Date (but not before the date that is twelve (12) months before the New Expiration Date), exercise the Extension Option by delivering written notice (the “Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Extension Option, the Lease Term shall be extended for the Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the Extension Period shall be as provided in Subparagraph 51.1(a) and Tenant shall have no further options to extend the Lease Term.

(ii) If Tenant fails to deliver a timely Exercise Notice, Tenant shall be considered to have elected not to exercise the Extension Option.”

12. Landlord currently holds a Security Deposit from Tenant in the amount of $71,823.60 pursuant to Section 4.3 of the Lease. The amount of the Security Deposit required under the Lease shall be increased to $196,638.40 and Tenant shall deposit the balance of the Security Deposit in the amount of $124,814.80 with Landlord on the date Tenant executes and delivers this Agreement. Accordingly, the “Security Deposit Amount” in the Basic Lease Information of the Lease is hereby changed to $196,638.40.

13. Landlord’s address in the Basic Lease Information is amended to read as follows:

“Landlord’s Address:

c/o The Prudential Insurance Company of America

[Address omitted]

With a copy by the same method to:

c/o The Prudential Insurance Company of America

[Address omitted]

With a copy by the same method to:

Harvest Properties, Inc.

[Address omitted]

14. The first sentence of Section 24.1 of the Original Lease is hereby amended to read as follows:

“Notwithstanding anything herein to the contrary, Landlord shall, in all cases, retain the right and power to relocate Tenant upon ninety (90) days’ written notice to other space in the Project in such space which is the same or larger in size, has a comparable location, has comparable improvements and is suited to Tenant’s use, such right and power to be exercised reasonably.”

15. Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Extension Term, except as provided in Section 3 of this Agreement.

16. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cassidy Turley (“Landlord’s Broker”) and CBRE, Inc. and Cassidy Turley (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, finder or similar person other than Landlord’s Broker and Tenant’s Broker. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

17. Time is of the essence of this Agreement and the provisions contained herein.

18. As additional consideration for this Agreement, Tenant hereby certifies that:

(a) The Original Lease of the Existing Space is in full force and effect.

(b) Tenant is in possession of the Premises denoted “Existing Space.”

(c) Base Rent for the Existing Space has been paid through May 31, 2012.

(d) Tenant’s Share of Operating Expenses and Taxes for the Existing Space have been paid through May 31, 2012.

(e) To Tenant’s knowledge, there are not any uncured defaults on the part of Landlord or Tenant under the Original Lease.

(f) All required contributions by Landlord to Tenant on account of Tenant’s improvements of the Existing Space have been received.

(g) To Tenant’s knowledge, there are no existing defenses or offsets which Tenant or Landlord has against the enforcement of the Original Lease by Landlord or Tenant.

(h) Tenant has not sublet any portion of the Premises denoted “Existing Space” or assigned its interest in the Original Lease.

(i) Tenant’s representations and warranties in Section 53.1 of the Original Lease are true and correct.

19. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

20. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

21. As an inducement to Landlord to enter into this Agreement, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of the Original Lease. The representations and warranties contained in this Section shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	The Prudential Insurance Company of America, a New Jersey corporation, its member

	By:	/s/ Jeffrey D. Mills

Jeffrey D. Mills, Vice President
[Printed Name and Title]

Tenant:

IMPERVA, INC., a Delaware corporation

By:	/s/ Terry Schmid

	Its:	CFO

By:

Its:

EXHIBIT B-2

EXPANSION SPACE

(See Attached.)

Exhibit B-2

[Graphic of floor plan omitted]